SHARE PURCHASE AGREEMENT

        THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of January 31, 2006, by and among Intra-Asia Entertainment Corporation, a Delaware corporation (the "Seller") and Beijing Maidashi Investment Co., Ltd., a China-based Corporation (the "Buyer").

RECITALS

        WHEREAS, Seller owns an Eighty-five percent (85%) share of the registered capital (the "Share") of Weifang Fuhua Amusement Park Co., Ltd., a Joint Venture Company formed in accordance with the Sino-Foreign Equity Joint Venture Law of the People's Republic of China (the "Company")

WHEREAS, Seller desires to sell and Buyer desires to acquire the Share on the terms and subject to the conditions set forth below;

NOW, THEREFORE, the parties hereby agree as follows:

ARTICLE 1: PURCHASE AND SALE OF THE SHARE

1.1 Purchase and Sale of the Share. On the terms and subject to the conditions of this Agreement, Buyer agrees to purchase the Share from Seller, and Seller agrees to sell the Share to Buyer.

        1.2        The Purchase Price. The purchase price for the Share shall be ten millions US Dollars ($10,000,000) (the "Purchase Price"). The Buyer will takeover all the Seller's rights and liabilities in Fuhua Amusement Park.

        1.3        Payment of the Purchase Price. The Purchase Price shall be paid to Seller in cash, by certified or bank cashier's check or by wire transfer to an account designated by Seller, in immediately available funds. The foregoing consideration constitutes the complete and final consideration to be paid to Seller for the Share. The Seller guarantee all the financial information are true and accurate, if there are something untrue or inaccurate, the Buyer has the rights to adjust the purchase price

1.4 the payment will be made according to the following partial arrangement:

a)

Within 7 business days after signing this agreement, the buyer will pay 20% of the total purchase price, equalize to 2 millions US Dollars. When finished this payment, the Seller will begin to assist the Buyer to go through the share transfer formalities.

b)	Within 2 months after signing this agreement, the buyer will pay 50 % of the total purchase price, equalize to 5 millions US Dollars.

c)	Within 3 months after signing this agreement, the buyer will pay the remaining 30% of the total purchase price, equalize to 3 millions US Dollars.

ARTICLE 2: REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller represents and warrants to Buyer that:

        2.1        Organization, Authority and Due Execution. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement. Seller has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Seller, and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally, and except as enforcement may be limited by general principles of equity. This Agreement has been duly and validly authorized by and approved by all requisite corporate action on the part of Seller.

        2.2        Title to Share. (i) It is the owner, beneficially and of record, of the Share; (ii) it has good, valid and marketable title to the Share to be sold by it pursuant to this Agreement, free and clear of all liens, encumbrances, security interests or claims, whatsoever, with full power and authority to deliver the Share; and (iii) upon the delivery of and payment for the Share and fulfillment by Buyer of its obligations under this Agreement, Seller will convey to Buyer good, valid and marketable title to all of the Share, free and clear of all liens, encumbrances, security interests, restrictions or claims whatsoever of the United States or the People's Republic of China (other than restrictions on transfer imposed by federal and state securities law).

        2.3        Corporate Organization of the Company. The Company is a Joint Venture Company formed in accordance with the Sino-Foreign Equity Joint Venture Law of the People's Republic of China, duly organized, validly existing and in good standing under the laws of the People's Republic of China, and is a corporation under said laws and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns.

        2.4        Agreement Not in Contravention. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated herein will (i) conflict with, or result in a breach of any of the terms, conditions or provisions of Seller's Certificate of Incorporation or Bylaws, (ii) result in the material breach of or constitute a material default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Seller or the Company is a party, or (iii) violate any order, judgment, decree, writ, injunction, law, statute, rule or regulation applicable to Seller or the Company.

ARTICLE 3: REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that:

        3.1        Organization, Authority and Due Execution. Buyer is a corporation duly organized, validly existing and in good standing under the laws of China，with full corporate power and authority to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Agreement. Buyer has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors' rights and remedies generally, and except as enforcement may be limited by general principles of equity. This Agreement has been duly and validly authorized by and approved by all requisite corporate action on the part of Buyer.

        3.2        No Violations. Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated herein will (i) conflict with, or result in a breach of, any of the terms, conditions or provisions of Buyer's ; (ii) result in the material breach of or constitute a material default or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Buyer is a party, or (iii) violate any order, judgment, decree, writ, injunction, law, statute, rule or regulation applicable to Buyer.

        3.3        Investigation and Due Diligence. Buyer has been afforded the opportunity to visit, inspect and review, and has actually visited, inspected and reviewed to its satisfaction, all of the locations and properties of the Company and all of the Company's financial statements, accounts and books and records, its formation and operational documents and its legal affairs and claims, and to discuss all such matters with the officers and directors of the Company. Buyer has also had the opportunity to review the Joint Venture Agreement and to discuss it with Weifang Neo-Luck (Group) Corporation, a corporation based in Shandong Province. Buyer understands and is satisfied with its inspections and reviews, its questions have been answered to its satisfaction, and it has made an independent determination of the value of the Share and the assets and liabilities, including contingent, unknown or unliquidated liabilities, of the Company and is not relying on the Seller with respect to these matters. Buyer has consulted with such legal, financial and other experts and consultants as Buyer has determined appropriate to advise Buyer regarding its visits, reviews and inspections, and on all aspects of on the Company, the Company's business and financial affairs and status, the Share and the Purchase Price.

        3.4        Economic Risk. Buyer is purchasing the Share solely for Buyer's own account for investment and not with a view to or for sale in connection with any distribution of the Share or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Share or any portion thereof. The entire legal and beneficial interest of the Share is being purchased, and will be held, for Buyer's account only, and neither in whole or in part for any other person. By reason of Buyer's business or financial experience, Buyer could be reasonably assumed to have the capacity to evaluate the merits and risks of the purchase of the Share and an investment in the Company and to protect Buyer's own interests in connection with this transaction. Buyer realizes that the purchase of the Share will be a highly speculative investment and involves a high degree of risk, and Buyer is able, without impairing Buyer's financial condition, to hold the Share for an indefinite period of time and to suffer a complete loss of Buyer's investment. Buyer is an "accredited investor" as defined in Rule 501 of Regulation D as promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, and shall submit to Seller or the Company such further assurances of such status as may be reasonably requested by Seller or the Company.

        3.5        Brokers and Finders. Buyer and its officers, directors and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller and its officers, directors and agents harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers, directors or agents.

ARTICLE 4: COVENANTS OF SELLER AND BUYER

        4.1        Transactions Affecting Company's Stock. Prior to the Closing Date (as hereinafter defined), Seller agrees that it shall not directly or indirectly sell, transfer, further encumber or otherwise dispose or surrender possession of, any of the Share.

        4.2        Conduct of Business - Negative Covenants. Prior to the Closing Date, Seller shall not permit the Company to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, conduct the business of the Company other than in the ordinary course of the Company's business or commit or suffer any act or omission which deviates from the ordinary course of the Company's business.

        4.3        Best Efforts and Termination of Agreement. So long as this Agreement remains in effect, Seller and Buyer shall use commercially reasonable efforts to cause the transactions contemplated herein to be consummated at the earliest practicable date in accordance with the terms hereof. This Agreement, and the transactions contemplated herein, may be terminated and/or abandoned at any time by the mutual written consent of Seller and Buyer, or if the conditions precedent to their respective performances under Section 5.1 and Section 5.2, respectively, are not satisfied or waived in writing by the other party on or before the Closing Date.

        4.4        Cooperation on Tax Matters. Subject to applicable laws relating to the exchange of information and the right of each party to withhold information its board of directors reasonably determines in good faith should be withheld for reasons of privacy, confidentiality or fiduciary duty, Seller and Buyer each agree to furnish or cause to be furnished to each other upon written request as promptly as practicable such information (including access to books and records) and information and assistance relating to the Company as is reasonably necessary for the filing of any tax or information return, for the preparation of any tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed tax adjustment.

ARTICLE 5: CONDITIONS TO CLOSING

        5.1        Conditions Precedent to Buyer's Performance. The obligation of Buyer to consummate the transfer of the Share from Seller to Buyer in accordance with this Agreement is subject to the fulfillment, on or before the Closing Date, of each of the following conditions, any or all of which may be waived by Buyer, in whole or in part, in its sole discretion:

                a.        Compliance with this Agreement. (i) Seller shall have performed and satisfied all covenants, obligations, agreements and conditions required by this Agreement to be performed and satisfied by it on or prior to the Closing Date, including without limitation delivery of the stock certificates representing the Share, and (ii) the representations and warranties of Sellers set forth in Article 2 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made again on and as of the Closing Date.

                b.         Approvals. All acts and approvals (whether corporate or otherwise) to be taken or obtained by Seller or the Company as may be legally required for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement prior to the Closing Date shall have been taken or obtained and remain in full force and effect.

                c.         No Illegality. It shall not have become illegal under any statute, rule, order or regulation of the United States, the People's Republic of China, or any state, any local or foreign government or any agency of the foregoing, for Buyer to perform the transactions contemplated by this Agreement.

                d.         Governmental Consents and Approvals. Buyer shall have received, after diligent application by Buyer therefor, any and all approvals and consents from all governmental agencies and regulatory authorities necessary to be received by Buyer to complete the transactions contemplated hereby.

                e.         No Material Adverse Change. As of the Closing Date, there shall have been no material adverse change in the business, financial condition, or results of operations of the Company since December 31, 2005. The Seller and the Company shall deliver to the Buyer a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Seller and by the Chief Executive Officer and by the Vice President in charge of finance of the Company, certifying on behalf of the Seller that there has been no such material adverse change.

                f.         Absence of Litigation. As of the Closing Date, there shall be in effect no order, writ, injunction, judgment or decree of any Chinese, United States or any state court, governmental agency or other body prohibiting the consummation of the transactions contemplated hereby, and there shall be no material action, suit or proceedings before any court, governmental agency or other body pending or threatened challenging the legality of the transactions contemplated hereby, or seeking to restrain their consummation, which in the reasonable opinion of counsel for Buyer would make it advisable not to consummate such transactions.

                g.         Approval of Documentation. The form and substance of all certificates and other documents delivered to Buyer under this Agreement shall be satisfactory in all respects to Buyer, which approval shall not be unreasonably withheld, delayed or conditioned.

h. Share Transfer Document. Seller shall deliver to Buyer stock certificate(s) or an instrument of transfer representing the Share, duly endorsed by Seller for transfer to Buyer.

        5.2        Conditions Precedent to Seller's Performance. The obligation of Seller to consummate the transfer of the Share from Seller to Buyer in accordance with this Agreement is subject to the fulfillment, on or before the Closing Date, of each of the following conditions, any or all of which may be waived by Seller, in whole or in part, in its sole discretion:

                a.         Compliance with this Agreement. (i) Buyer shall have performed and satisfied all covenants, obligations, agreements and conditions required by this Agreement to be performed and satisfied by it on or prior to the Closing Date, (ii) the representations and warranties of the Buyer set forth in Article 3 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made again on and as of the Closing Date.

                b.         Approvals. All acts and approvals (whether corporate or otherwise) to be taken or obtained by Buyer as may be legally required for the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement prior to the Closing Date shall have been taken or obtained and remain in full force and effect.

                c.         No Illegality. It shall not have become illegal under any statute, rule, order or regulation of the United States, any state, any local or foreign government or any agency of the foregoing for Seller to perform the transactions contemplated by this Agreement.

                d.         Governmental Consents and Approvals. Seller shall have received, after diligent application therefor, any and all necessary approvals and consents from all governmental agencies and regulatory authorities necessary to be received by Seller to complete the transactions contemplated hereby.

                e.         Absence of Litigation. As of the Closing Date, there shall be in effect no order, writ, injunction, judgment or decree of any Japanese, United States or any state court, governmental agency or other body prohibiting the consummation of the transactions contemplated hereby, and there shall be no material action, suit or proceedings before any court, governmental agency or other body pending or threatened challenging the legality of the transactions contemplated hereby, or seeking to restrain their consummation, which in the reasonable opinion of counsel for Seller would make it advisable not to consummate such transactions.

                f.         Approval of Documentation. The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory in all respects to Seller and their counsel, which approval shall not be unreasonably withheld, delayed or conditioned.

        5.3        Frustration of Closing Conditions. Neither Buyer nor Seller may, as justification for not performing its obligations to contemplate the transactions contemplated herein, rely on the failure of any condition set forth in Section 5.1 or 5.2 to which their respective obligations are subject, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable efforts to consummate the transactions contemplated herein.

ARTICLE 6: THE CLOSING

        6.1        This Agreement shall become effective when executed and delivered by all of the parties hereto. The transfer of the Share by Seller to Buyer and payment of the Purchase Price (the "Closing") shall take place at the offices of Buyer according to the payment arrangement described above.

ARTICLE 7: MISCELLANEOUS

        7.1        Expenses. Buyer and Seller shall each bear its own expenses and taxes incurred in connection with the transactions contemplated by this Agreement, including the fees of attorneys, accountants, advisors and representatives, regardless of whether the transactions contemplated by this Agreement are consummated at Closing or this Agreement is terminated.

        7.2        Notices and Legal Process. Except as otherwise provided in this Agreement, all notices and other communications and legal process shall be in writing and shall be personally delivered, transmitted by facsimile or cable, or transmitted by postage prepaid, registered or certified mail with return receipt requested, as elected by the party giving such notice, addressed as follows:

a.	If to Buyer:

Beijing Maidashi Investment Co., Ltd.

Room 6-811 Yilong Vila Area, Longtan Dong Road, Chongwen District, Beijing

Attention: Mr. Han, Zhixin
Facsimile No.: 010-67140438

b.	If to Seller:

Intra-Asia Entertainment Corp

1111 Corporate Center Drive, Suite 203B, Monterey Park, CA 91754
Attn: Mrs. Xiaofang Ji
Facsimile No.: 001-323-2610061

Notices shall be deemed to have been given on the date of receipt if delivered personally or if delivered by registered or certified mail, return receipt requested; or on the next business day after transmission if transmitted by facsimile or cable (and appropriate answerbacks have been received). Any party hereto may change its address for purpose hereof by notice to the other parties hereto given in accordance with this Section 7.2.

        7.3        Counterparts. This Agreement may be executed in any number of counterparts, including facsimile copies or electronic versions, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.

        7.4        Facsimile Signatures. Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

        7.5        Amendment and Waiver. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each party against whom such modification or amendment is sought to be enforced. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

        7.6        Entire Agreement. Unless otherwise specifically agreed in writing, this Agreement and the Exhibits hereto represent the entire understanding of the parties with reference to the subject matter hereof and supersede all prior and contemporaneous warranties, understandings and agreements made by the parties.

        7.7        Assignment of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other, except that either party may assign its rights and delegate its obligations under this Agreement to its Affiliates or to an entity into which it has merged or which has otherwise succeeded to all or substantially all of its business, stock, or assets, and which has assumed in writing or by operation of law its obligations under this Agreement.

        7.8        Governing Law, Jurisdiction and Venue. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of California applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to conflicts of laws among different jurisdictions. The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the Superior Court of California for the County of Los Angeles or the United States District Court for the Southern District of California, and each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts (and of the appropriate appellate courts) for the purpose of such action. The parties agree that service of process in any such action may be effected by delivery of the summons to a party in the manner provided for delivery of notices set forth in Section 7.2 hereof.

7.9 Governing Language. The parties agree that the English version of this Agreement shall govern and control the rights and obligations of the parties..

        7.10        Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective successors and permitted assigns.

        7.11        Further Action. Each party hereto hereby covenants that it will, at its sole expense and without the assumption of additional liability thereby, at any time and from time to time upon the reasonable request by the other party hereto, execute and deliver such further documents and take such further actions as such other party may reasonably request in order to effect the purposes of this Agreement.

ARTICLE 8: NATURE AND SURVIVAL OF
REPRESENTATIONS AND OBLIGATIONS

        8.1        All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for herein, shall survive the Closing for a period of one (1) year and that this one year shall be and function as a statute of limitations to institute any action based on a breach of a representation, warranty, or covenant.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

"Buyer":

Beijing Maidashi Investment Co., Ltd,
a China corporation

By:______________________________

"Seller":

Intra-Asia Entertainment Corp
a Delaware corporation

By:_______________________________